Exhibit 99.3

SECOND AMENDMENT TO

MIRATI THERAPEUTICS, INC.

INDUCEMENT PLAN

A. Mirati Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, (the “Company”) established the Company’s Inducement Plan (as previously amended, the “Plan”);

B. The Plan currently provides for 1,417,343 shares of Common Stock to be reserved for issuance under the Plan; and

C. The Company now wishes to amend the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan to an aggregate of 2,191,100 shares.

Effective immediately, the Plan is amended as follows:

1. The reference to “1,417,343 shares” in Section 3(a) of the Plan is hereby amended to reference “2,191,100 shares”.

2. In all other respects, the Plan will remain the same.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of October 4, 2023.

MIRATI THERAPEUTICS, INC.

By:	/s/ CHARLES M. BAUM
Charles Baum, M.D., Ph.D.
Interim Chief Executive Officer